Exhibit 4.42

English Translation

Exclusive Technology Consulting and Service Agreement

Between

Beijing Sohu New Era Information Technology Co., Ltd.

And

Beijing Sohu Internet Information Service Co., Ltd.

August 2, 2022

This Exclusive Technology Consulting and Service Agreement (hereinafter referred to as this “Agreement”) is entered into by and between the following parties on August 2, 2022:

Party A:	Beijing Sohu New Era Information Technology Co., Ltd.

Party B:	Beijing Sohu Internet Information Service Co., Ltd.

In this Agreement, Party A and Party B are referred to as the “parties” collectively or “a party” individually.

Whereas:

1

Party A is a wholly foreign-invested limited liability company incorporated and existing under laws of the People’s Republic of China and owns resources required in the provision of technical consulting and service.

2	Party B is a domestic limited liability company incorporated under laws of the People’s Republic of China.

3	Party A agrees to offer technical consulting and associated services to Party B and Party B agrees to accept the technical consulting and service offered by Party A.

Through friendly negotiation and on the principle of equality and mutual benefit, both parties hereby enter into this Agreement for performance:

I. Consulting and Service: Exclusive Rights and Interests

Within the term of this Agreement, Party A agrees to offer relevant technical consulting and service (Refer to the detailed content in Attachment 1) as the exclusive technical consulting and service provider of Party B according to the terms and conditions of this Agreement.

1.

Party B agrees to accept the technical consulting and service offered by Party A within the term of validity of this Agreement. In consideration of the value of the technical consulting and service offered by Party A and the good cooperative relationship between both parties, Party B further agrees not to accept any technical consulting and service offered by any third party within the service scope concerned herein during the term of this Agreement unless with the prior written consent of Party A.

2.

Party A shall exclusively own the rights and interests to and in all rights, titles, ownerships, interests and intellectual property rights (including but not limited to copyrights, patent rights, technical secrets, business secrets and otherwise) resulting from performance of this Agreement, either independently developed by Party A, or developed by Party B on the basis of intellectual property rights of Party A, or developed by Party A on the basis of intellectual property rights of Party B, with regard to which Party B shall not claim against Party A for any right, ownership, interest and intellectual property right.

3.

In the event of development by Party A based on any intellectual property right of Party B, Party B shall ensure that the intellectual property right is free of defects, or otherwise it shall bear the losses, if any, that Party A may suffer as result of the defects. If Party A is liable for indemnification of any third person as result of such defects, Party A shall, after making the indemnification, have the right to claim against Party B for compensation of all losses suffered by it.

4.

In consideration of the good cooperative relationship between both parties, Party B undertakes that any of its business cooperation with other enterprises shall be subject to the consent of Party A, and that Party A or its affiliated companies shall enjoy priority in such cooperation based on the same conditions.

II. Calculation and Payment of Technical Consulting and Service Fee (hereinafter referred to as the “Service Fee”)

1.	Both parties agree that Service Fee hereunder shall be determined and paid as per the terms set forth in Attachment 2.

2.	If Party B fails to pay Service Fee and other fees in pursuance of this Agreement, it shall additionally pay penalties with regard to the outstanding amount based on the daily rate of 0.5‰.

3.

Party A shall have the right to, at its own cost, send its employee or appoint a certified public accountant from China or from any other country (hereinafter referred to as the “Authorized Representative of Party A”) to check the accounts of party B in order to review the calculations and amounts of Service Fee. For that purpose, Party B shall provide Authorized Representative of Party A with the files, documents, accounts, records and data as requested in order to facilitate the said Representative to audit the accounts of Party B and determine the amount of Service Fee. Unless there is an extremely serious error, the amount of Service Fee shall be the amount decided by Authorized Representative of Party A.

4.	Unless otherwise agreed upon by both parties, Service Fee paid by Party B to Party A according to this Agreement shall be free of any deduction or offsetting (such as bank fees, etc.).

5.

In addition to Service Fee, Party B shall also pay the actual expenses incurred by Party A for the purpose of providing the consulting and service hereunder, including but not limited to all traveling expense, transportation expense, printing expense, postage, etc.

6.	Both parties agree that they shall jointly share all financial losses that may arise from performance of this Agreement.

III. Representations and Warranties

1.	Party A hereby represents and warrants as follows:

(a)	Party A is a wholly foreign-invested limited liability company legally incorporated and validly existing under Chinese laws.

(b)

Party A performs this Agreement within the scope of its corporate powers and business scope, has taken necessary corporate acts and appropriate authorizations and obtained requisite consents and approvals from third parties and governmental authorities for performance of this Agreement, and its performance of this Agreement does not violate any legal or contractual restrictions that are binding upon or may affect it.

(c)	Once executed, this Agreement shall immediately become a valid and effective legal instrument that is binding and enforceable upon Party A.

2.	Party B hereby represents and warrants as follows:

(a)	Party B is a domestic limited liability company legally incorporated and existing under Chinese laws.

(b)

Party B performs this Agreement within the scope of its corporate powers and business scope, has taken necessary corporate acts and appropriate authorizations and obtained requisite consents and approvals from third parties and governmental authorities for performance of this Agreement, and its performance of this Agreement does not violate any legal or contractual restrictions that are binding upon or may affect it.

(c)	Once executed, this Agreement shall immediately become a valid and effective legal instrument that is binding and enforceable upon Party B.

IV. Responsibility for Defaults

1.

Unless otherwise stated herein, either party hereto shall be deemed as being in default of this Agreement if and to the extent that it fails to fully perform or suspends performance of its obligations hereunder and fails to correct the said act within thirty days upon receipt of the other party’s notice, or if and to the extent that its representations and warranties are untrue, inaccurate or incomplete

2.

If either party breaches this Agreement or any representation or warranty it has made herein, the non-defaulting party may give a written notice to the defaulting party, requesting the defaulting party to correct the default within ten days from receipt of the notice, take appropriate measures to effectively prevent detrimental consequences in a timely manners, and continue performance of this Agreement

3.

If either party’s default of this Agreement causes the other party to bear any expenses, liabilities or to suffer any losses (including but not limited to loss of corporate profits), the defaulting party shall indemnify the non-defaulting party for any such expenses, liabilities or losses (including but not limited to interest and attorney’s fee that may be paid or lost due to the default). The sum of such indemnities paid by the defaulting party to the non-defaulting party shall be equal to the losses arising from the default, and such indemnities shall include the benefits that the non-defaulting party should have received as result of performance of this Agreement but shall not exceed the reasonable expectation of both parties.

4.

Party B shall bear full responsibility if and when it fails to comply with the instructions of Party A or if its improper use of intellectual property rights of Party A or improper technical operations give rise to claims by any person. When Party B discovers any person’s use of intellectual property rights of Party A without legal authorization, it shall immediately notify Party A and cooperate in any and all actions taken by Party A.

5.	If both parties breach this Agreement, the amount of indemnities each party shall pay respectively shall be determined depending on the degree of its default.

V. Taxes

Each party shall independently bear the taxes it incurs during performance of this Agreement according to the requirements of applicable laws.

VI. Confidentiality Clause

1.

Both parties agree to endeavor to take all reasonable measures to keep in confidence the execution, terms and conditions as well as performance of this Agreement, and the confidential data and information of either party that the other party may know or access during performance of this Agreement (hereinafter referred to as “Confidential Information”), and shall not disclose, make available or assign such Confidential Information to any third party without the prior written consent of the party providing the information.

2.	The above restriction is not applicable to:

(a)	information that has already become generally available to the public at the time of disclosure;

(b)	information that, after the time of disclosure, has become generally available to the public not because of either party’s fault;

(c)	information that either party can prove that it has already possessed before the time of disclosure and that has not been directly or indirectly acquired from the other party; and

(d)

the foregoing Confidential Information that either party is obliged to disclose to relevant governmental authorities or stock exchanges, among others, as required by law, or that either party discloses to its direct legal counsels and financial advisors as needed during its due course of business.

3.	Both parties agree that this clause will continue to remain valid and effective regardless of any alteration, cancellation or termination of this Agreement.

VII. Effectiveness and Term of Agreement

1.	This Agreement shall take effect as of the first written date of execution after being affixed with the company seals of both parties.

2.

This Agreement shall remain valid for two years from the date of effectiveness unless Party A cancels it early. Before expiration of this Agreement, both parties shall extend the term of this Agreement if so requested by Party A, and shall sign a new Exclusive Technical Consulting and Service Agreement or continue to perform this Agreement as requested by Party A.

VIII. Termination

1.

Within the term of validity of this Agreement, Party B shall not terminate this Agreement early unless Party A goes bankruptcy or is dissolved or terminated pursuant to law. If Party B terminates this Agreement early without due cause, it shall indemnify Party A for all resulting losses and pay appropriate service fee for the services that have been performed.

2.	Party A has the right to terminate this Agreement at any time by giving a 30-day written notice to Party B and shareholders.

3.	Both parties may negotiate to terminate this Agreement.

IX. Governing Law and Settlement of Disputes

1.	Governing Law

The execution, effectiveness, performance, construction and interpretation of and the settlement of disputes over this Agreement shall be governed by Chinese laws.

2.	Arbitration

When any dispute occurs between both parties with regard to the interpretation and performance of any clauses herein, the parties shall seek settlement of the dispute through good-faith negotiation. If both parties cannot reach any agreement on settlement of the dispute within thirty (30) days after either party sends to the other party the written notice requesting resolution through negotiation, either party may refer the dispute to China International Economic and Trade Arbitration Commission for determination according to the arbitration rules of the said Commission as then prevailing. Arbitration shall occur in Beijing and the language of arbitration shall be Chinese. The arbitration ruling shall be final and binding upon both parties. This clause shall survive regardless of termination or cancellation of this Agreement.

X. Force Majeure

1.

Force majeure shall refer to all events that are uncontrollable and unforeseeable by either party hereto or that are inevitable even if foreseeable and prevent that party from performing or from fully performing the obligations hereunder. Such events include, without limitation to, any strikes, factory closedowns, explosions, marine perils, natural disasters or acts of public enemy, fire, floods, destructive activities, accidents, wars, riots, rebellions and any other similar events.

2.

If a force majeure event occurs and prevents the affected party from performing any obligation hereunder, the obligation so prevented shall be suspended throughout the duration of the force majeure event and the date of performance of the obligation shall be automatically extended to the date of completion of the force majeure event, and the party so prevented from performing the obligation shall not be subject to any punishment.

3.

The party encountering a force majeure event shall immediately give a written notice to the other party, and deliver appropriate proof of the occurrence and duration of the force majeure event. The party encountering a force majeure event shall also make any and all reasonable efforts to terminate the force majeure event.

4.

Once a force majeure event occurs, both parties shall immediately negotiate to find an equitable solution, and shall also make any and all reasonable efforts to minimize the consequences of the force majeure event.

5.

If a force majeure event lasts for over ninety (90) days and both parties cannot reach any agreement on an equitable solution, either party shall then have the right to terminate this Agreement. Upon termination of the Agreement as per the foregoing provision, no further rights or obligations will accrue to either party, provided that the rights and obligations of each party that already accrue as of the date of termination of this Agreement shall not be affected by the termination.

XI. Miscellaneous

1.	Amendments and Assignment of Agreement

(a)

Both parties hereby acknowledge that this Agreement is a fair and reasonable agreement reached by and between them on the basis of equality and mutual benefit. In the event of any inconsistence, this Agreement shall prevail over all discussions, negotiations and written covenants reached by and between both parties with regard to the subject matter hereof before execution of this Agreement.

(b)

Any and all amendments, additions or alterations to this Agreement shall be made in written and shall not take effect until and before being affixed with each party’s company seal. Both parties’ amendments and additions to this Agreement shall constitute an integral part of and enjoy equal legal effectiveness as this Agreement.

(c)

Party B shall not assign its rights and obligations hereunder to any third party unless with the prior written consent of Party A. Party A may assign its rights and obligations hereunder to its affiliated enterprises without the consent of Party B, provided that it shall notify Party B of the assignment.

2.	Notices

Notices or other correspondence that either party shall give as required by this Agreement shall be made in writing and in Chinese and delivered by person (including express mail service) or by registered airmail. All notices and correspondence shall be sent to the following addresses unless any otherwise address has been informed by written notification:

Party A: Beijing Sohu New Era Information Technology Co., Ltd.

Address: Block 3, No.2 Kexueyuan South Road, Haidian District, Beijing, China

Postcode: 100190

Party B: Beijing Sohu Internet Information Service Co., Ltd.

Address: Block 3, No.2 Kexueyuan South Road, Haidian District, Beijing, China

Postcode: 100190

3.	Service of Notices

Notices and correspondence shall be deemed as given as per the following terms:

(a)	If delivered by person (including by express mail service): on the date of sign-in by the receiving party.

(b)	If delivered by registered mail: on the 3rd day from the date of receipt issued by the post office.

4.	Severity of Agreement

Without affecting other terms and conditions of this Agreement, if any provision or part of this Agreement is held invalid, unlawful or unenforceable according to Chinese laws or is against public interest, the effectiveness, validity and enforceability of the terms and conditions in all other parts of the Agreement shall not be affected and impaired in any way. Both parties shall negotiate in good faith to discuss and determine a clause to the satisfaction of both parties in order to replace the invalid provision.

5.	Successors and Assignees

This Agreement shall be equally binding upon each party’s lawful successors and assignees.

6.	Waivers

Either party’s failure to exercise or delay in exercising any of its rights hereunder shall not be regarded as its waiver of the right and single exercise of any right shall not prevent future exercise of any other right.

7.	Language and Counterparts

This Agreement is executed in Chinese in FOUR identical copies, of which each party respectively holds TWO and all enjoy equal legal effectiveness.

(There is no text hereinafter. Followed is the signing page)

(This page contains no text and is the signing page of the Exclusive Technical Consulting and Service Agreement)

Party A: Beijing Sohu New Era Information Technology Co., Ltd.

(Seal)

Party B: Beijing Sohu Internet Information Service Co., Ltd.

(Seal)

Exhibit 1:

Contents of Technical Consulting and Service

1.	Provide technical consulting and technology assignment service required in mobile business of Party B.

2.	Provide other technical services, including but not limited to equipment maintenance, system maintenance, network maintenance for Party B’s mobile maintenance platform.

3.	Provide research and development service for the mobile business of Party B.

Exhibit 2:

Calculation and Terms of Payment of Service Fee

I.	Service Fee under this Agreement shall be paid by Party B to Party A for 30% of the gross revenue of Party B per year.

II.	The amount of Service Fee shall be subject to negotiation and adjustment by both parties in consideration of the following factors:

1.	the degree of technical difficulty and complexity of the consulting and service;

2.	the time spent by employees of Party A for the consulting and service;

3.	the exact content and the commercial value of the consulting and service; and

4.	market prices of consulting and services of the same kind.

III.

Party a shall calculate the sum of Service Fee by year and shall, within thirty days from the starting date of each fiscal year, notify Party B by sending the bill of Service Fee of the prior year to Party B. Within ten working days after receiving the notice, Party B shall pay the said Service Fee into the bank account designated by Party A. After remitting the payment, Party B shall send a photocopy of the payment document to Party A within ten working days either by fax or by mail.

IV.

If Party A believes that the service fee pricing mechanism set forth herein cannot be applied and is to be adjusted due to certain reason, Party B shall actively negotiate with Party A in good faith within ten working days after Party A submits the written adjustment request in order to determine the new charge rate or pricing mechanism. The failure of Party B in responding within ten working days after receiving the adjustment request shall be deemed as its tacit consent to the adjustment. If requested by Party B, Party A shall also negotiate with Party B with regard to adjustment of Service Fee.